Exhibit 99.1

Contact: West Marine, Inc.

Russell Solt, Director of Investor Relations

(831) 761-4229

WEST MARINE REPORTS FIRST QUARTER 2006

OPERATING RESULTS

WATSONVILLE, CA, April 27, 2006 – West Marine, Inc. (Nasdaq: WMAR), today released unaudited operating results for the first quarter of 2006. Net loss for the thirteen weeks ended April 1, 2006 was $9.4 million, or ($0.44) per share, compared to a net loss of $5.5 million, or ($0.26) per share, for the same period a year ago.

The increase in net loss for the first quarter of 2006, when compared to the same period last year, is largely due to additional operating costs for the 28 new stores that we opened during the latter half of 2005 and first three months of this year. Our new stores typically do not generate a positive earnings contribution before their first full boating season. In addition, our first quarter 2006 results reflect investments in store selling initiatives and the final portion of costs related to previously-announced discontinued software development projects.

Net sales for the thirteen weeks ended April 1, 2006 were $132.6 million, compared to net sales of $125.3 million for the same period a year ago. Comparable store sales increased 4.8% for the thirteen weeks ended April 1, 2006.

Peter Harris, West Marine’s chief executive officer, stated, “First quarter results are both in line with our expectations and consistent with our focus on investing in long-term initiatives aimed at achieving significant and sustainable growth in shareholder value.”

WEBCAST AND CONFERENCE CALL

West Marine will hold a conference call and webcast on Thursday, April 27, 2006 at 8:30 AM Pacific Daylight Time to discuss the first quarter 2006 results. The live call will be webcast and available in real time on the Internet at www.westmarine.com in the “Investor Relations” section. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

Interested parties can also connect to the conference call by dialing (888) 756-1546 in the U.S. and (706) 634-1083 for international calls. Please be prepared to give the conference ID number 8186660. The call leaders are Peter Harris, Chief Executive Officer, and Peter Van Handel, Chief Accounting Officer. An audio replay of the call will be available April 27, 2006 at 12:30 PM Eastern Daylight Time through May 4, 2006 at 11:59 PM Eastern Daylight Time. The replay number is 800-642-1687 in the U.S. and 706-645-9291 for international calls. The access code is 8186660.

ABOUT WEST MARINE

West Marine, the country’s favorite retailer of boating supplies and accessories, has over 400 stores located in 38 states, Puerto Rico and Canada. Our catalog and Internet channels offer customers approximately 50,000 products and the convenience of exchanging catalog and Internet purchases at our retail stores. Our Port Supply division is one of the country’s largest wholesale distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. For more information on West Marine’s products and store locations, or to start shopping, visit westmarine.com or call 1-800-BOATING (1-800-262-8464).

West Marine, Inc.

Condensed Consolidated Statements of Operations

(Unaudited and in thousands, except per share amounts)

	13 Weeks Ended April 1, 2006		13 Weeks Ended April 2, 2005
Net sales	$132,641	100.0%	$125,338	100.0%
Cost of goods sold, including buying and occupancy	97,714	73.7%	92,510	73.8%

Gross profit	34,927	26.3%	32,828	26.2%
Selling, general and administrative expenses	48,130	36.3%	40,217	32.1%

Loss from operations	(13,203)	-10.0%	(7,389)	-5.9%
Interest expense, net	1,859	1.4%	1,635	1.3%

Loss before income taxes	(15,062)	-11.4%	(9,024)	-7.2%
Benefit from income taxes	5,681	4.3%	3,519	2.8%

Net loss	$(9,381)	-7.1%	$(5,505)	-4.4%

Net loss per common and common equivalent share - basic and diluted	$(0.44)		$(0.26)

Weighted average common and common equivalent shares outstanding - basic and diluted	21,330		20,939

West Marine, Inc.

Condensed Consolidated Balance Sheets

(Unaudited and in thousands, except share data)

	April 1, 2006	April 2, 2005
ASSETS
Current assets:
Cash	$12,341	$8,288
Trade receivables, net	7,789	8,095
Merchandise inventories	383,861	368,184
Other current assets	36,121	33,310

Total current assets	440,112	417,877

Property and equipment, net	81,816	88,410
Goodwill	56,905	56,905
Intangibles	258	2,478
Other assets	3,671	3,337

Total assets	$582,762	$569,007

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$92,887	$74,317
Accrued expenses	36,080	25,686
Deferred current liabilities	8,221	6,730

Total current liabilities	137,188	106,733

Long-term debt	148,384	157,907
Deferred items and other non-current obligations	9,576	13,627

Total liabilities	295,148	278,267

Stockholders’ equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	—	—
Common stock, $.001 par value: 50,000,000 shares authorized; issued and outstanding: 21,338,875 shares at April 1, 2006, and 21,025,270 shares at April 2, 2005.	21	21
Additional paid-in capital	160,399	157,333
Accumulated other comprehensive income	48	186
Retained earnings	127,146	133,200

Total stockholders’ equity	287,614	290,740

Total liabilities and stockholders’ equity	$582,762	$569,007

West Marine, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	13 Weeks Ended April 1, 2006	13 Weeks Ended April 2, 2005
Operating activities:
Net loss	$(9,381)	$(5,505)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,634	8,137
Tax benefit from exercise of stock options	80	709
Stock-based compensation	276	—
Loss on asset disposals	11	1
Benefit from deferred income taxes	(106)	—
Provision for doubtful accounts	90	89
Changes in assets and liabilities:
Accounts receivable	(1,754)	(1,975)
Merchandise inventories	(71,265)	(21,521)
Prepaid expenses and other current assets	(6,745)	(4,154)
Other assets	(167)	(2,900)
Accounts payable	55,227	8,896
Accrued expenses	531	(2,459)
Deferred items	7	103

Net cash used in operating activities	(27,562)	(20,579)

Investing activity:
Purchases of property and equipment	(4,589)	(11,659)

Financing activities:
Net borrowings on line of credit	31,384	33,843
Payment of loan costs	(102)	—
Proceeds from exercise of stock options	152	1,224

Net cash provided by financing activities	31,434	35,067

Net increase (decrease) in cash	(717)	2,829

Cash at beginning of period	13,058	5,459

Cash at end of period	$12,341	$8,288